Exhibit 10.1

2007 INCENTIVE COMPENSATION PLAN

The 2007 Incentive Compensation Plan (the “Plan”) is a cash bonus plan in which the management team of Coinstar, Inc. (the “Company”), including the Company’s executive officers, are eligible to participate. The Plan provides cash bonuses based on the achievement of goals relating to the performance of the Company.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) administers the Plan. The Compensation Committee, in its sole discretion, selects the individuals who shall participate in the Plan and establishes the performance goal or goals for each participant and the formula used to determine the actual bonus (if any) payable to each participant, assuming the performance goals are achieved.

The target bonus is determined as a percentage of each participant’s base salary, ranging from 20% to 60%. Payout under the Plan is to be determined as follows: 70% is paid semi-annually and is based on achievement of certain semi-annual performance goals related to EBITDA, ROIC, growth of the business, cost management and cross selling for each 6-month period and 30% is paid annually and is based on the Compensation Committee’s discretion after evaluating the management team’s performance for the entire year and creating a bonus pool. From the 30% bonus pool, the chief executive officer will then determine individual awards (with the exception of the chief executive officer award) based on discretion of individual performance. The Committee will then review and approve the individual awards (based on the chief executive officer’s recommendations) and determine the chief executive officer’s award. Of the 70% attributable to the achievement of performance goals, participants under the Plan may receive between 0% and 200% of the target amount, depending on the level of achievement of the goals. Of the 30% based on the Committee’s discretionary pool, participants under the Plan may receive between 0% and 200% of the target amount.

A participant must be employed between January 1, 2007 and June 30, 2007 to be eligible for the first semi-annual bonus payout. A participant must be employed between July 1, 2007 and December 31, 2007 to be eligible for the second semi-annual bonus payment.

Payment of each bonus shall be made as soon as practicable after the end of the performance period during which the bonus was earned. Each bonus shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each bonus that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.